Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	State of Incorporation

Assignment America, Inc.	Delaware
Cejka Search, Inc.	Delaware
CC Staffing, Inc.	Delaware
ClinForce, LLC (f/k/a ClinForce, Inc.)	Delaware
Cross Country Capital, Inc.	Delaware
Cross Country Infotech, Pvt, Ltd.	India
Cross Country Local, Inc. (f/k/a Flex Staff, Inc.)	Delaware
Cross Country Education, LLC (f/k/a Cross Country Education, Inc., Cross Country Seminars, Inc., and CCS /Heritage Acquisition Corp.)	Delaware
Cross Country TravCorps, Inc.	Delaware
Cross Country TravCorps, Inc. Ltd. (NZ) (a)	New Zealand
HealthStaffers, Inc.	Delaware
MCVT, Inc.	Delaware
Med-Staff, Inc. (f/k/a Cross Country Nurses, Inc.)	Delaware
NovaPro, Inc.	Delaware
TVCM, Inc.	Delaware
———————
(a) Dissolved in March 2005